Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Nuvve Holdings Corp.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)		Proposed Maximum Offering Price Per Share Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued under the Nuvve Holding Corp. Second Amended and Restated 2020 Equity Incentive Plan	Other	4,000,000	(3)	$0.47	$1,880,000	$110.20 per $1,000,000	$207.18

Total Offering Amounts						$1,880,000		$207.18

Total Fee Offsets(4)								—

Net Fee Due								$207.18

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock, par value $0.0001 per share (“Common Stock”), of Nuvve Holding Corp. (the “Registrant”) that become issuable under the Nuvve Holding Corp. Second Amended and Restated 2020 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Company’s outstanding Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq Capital Market on June 9, 2023.

(3)	Represents an increase of an aggregate of 4,000,000 shares of Common Stock approved by the Company’s shareholders on June 2, 2023.

(4)	The Company does not have any fee offsets.